Contact: Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus Reports Fourth Quarter and Fiscal Year 2012 Results

HERNDON, VA – June 13, 2012 – ePlus inc. (Nasdaq NGM: PLUS – news), a leading provider of technology solutions, today announced financial results for its fourth quarter and year ended March 31, 2012.  For the year, total revenues increased 14.9% to $825.6 million, an increase of $107.1 million, compared to $718.5 million for the year ended March 31, 2011.  Net earnings decreased 1.5% to $23.4 million as compared to $23.7 million.  Expenses incurred during the year included $6.0 million in legal fees relating to the Company’s patent infringement lawsuit, and a $2.9 million reserve for credit losses recorded in the fourth quarter, relating to the bankruptcy of a single customer.  Annual earnings per share increased to $2.84 per diluted share as compared to $2.82 per diluted share in the prior year.  Gross margin on sales of products and services was 17.8% and 17.9% for the years ended March 31, 2012 and 2011, respectively.  Certain past results included herein have been restated; however, earnings, net earnings and earnings per share are unchanged.  Please refer to the paragraph titled “Restatement” below for more information.

For the fourth quarter ended March 31, 2012, revenues totaled $219.0 million, an increase of 24.4% as compared to $176.0 million for the quarter ended March 31, 2011.  Net earnings for the quarter were $3.9 million and fully diluted earnings per share were $0.49, as compared to $3.6 million and $0.42 per diluted share, respectively, for the quarter ended March 31, 2011.

As of March 31, 2012, the Company had $41.2 million of cash and cash equivalents and short term investments, as compared to $75.8 million the prior year.  Significant uses of cash were $19.0 million to repurchase 735,865 shares of common stock, and $11.8 million (net) for the acquisition of three companies.  As of March 31, 2012, the Company had total shareholder’s equity of $219.6 million as compared to $212.0 million, and 8.2 million diluted shares outstanding as compared to 8.4 million as of March 31, 2011.

“In addition to achieving significant year over year revenue growth this year, fiscal year 2012 was a year of investment to position ePlus for the future as we continued to execute our strategic plan to build out a national footprint,” said Phillip G. Norton, Chairman, President and Chief Executive Officer.  “Our technology sales business unit completed three acquisitions that expanded our presence in three markets, added more than 400 new customers, and broadened our technology offerings including security, Cisco Call Center Express, and managed services.  We continue to capture the growing demand for IT equipment and services within our customer base. In particular, our focus on cloud enablement including architecture, design, integration and implementation of advanced public, private, and hybrid clouds,  collaboration and mobility, and security solutions, is resonating with customers including some of the largest cloud providers in the world.  On the services side, our Managed Services business booked its largest quarter of orders in Company history, and professional services is continuing to grow.  We continue to invest in advanced technology solutions that are in high demand by our customers such as integrated multi-vendor solutions, FlexPod, vBlock,  and HP CloudSystem Matrix, and we believe that our solution set and engineering delivery capabilities continue to differentiate ePlus from the competition.”

Mr. Norton continued, “In the financing business segment, investments in leases and notes receivable increased from $123.5 million on March 31, 2011, to $140.3 million on March 31, 2012. We are focused on growing the business and hiring additional sales resources, and are developing new product offerings to capture market opportunities.  In this segment, we recorded a pre-tax loss in the fourth quarter due to a reserve for credit losses of $2.9 million relating to a customer’s bankruptcy, however, we are taking appropriate action to mitigate actual losses by recovering equipment and pursuing all legal remedies.”

During the year, ePlus continued to execute its strategic plan to build a national footprint and expand its technology solutions by acquiring the following companies:

•
On February 25, 2012, ePlus acquired Pacific Blue Micro (PBM), a Cisco-focused solutions provider located in Irvine, CA.  With the acquisition, ePlus gains new customers, sales resources, and engineering delivery capabilities which complement its existing Data Center, Borderless Networks, Collaboration, and Managed Services practices and solutions.

•
On January 6, 2012, ePlus acquired the operating business of VantiCore, LLC a Cisco-focused solutions provider headquartered in New Hampshire.  With expertise in Advanced Unified Communications (UC), Collaboration, and Customer Contact Center solutions, ePlus gains increased market presence in New England as well as enhanced Cisco engineering delivery capabilities to complement its existing UC, Data Center, and Managed Services practices.

•
On June 4, 2011, ePlus acquired the business operations of NCC Networks, Inc. (NCC), a security-focused solutions provider that operated a Security Operations Center located in metropolitan Chicago.  With the acquisition, ePlus expands its information security capabilities, providing a wider variety of security risk assessments including vulnerability, web application, wireless, and cloud-based security assessments.  NCC, which provided 24x7 security managed services, had numerous authorizations from leading security manufacturers and engineering expertise in cutting edge security technologies.  Combined with ePlus' Cisco Master Security specialization, ePlus and NCC can provide customers a full suite of security solutions and services including penetration testing and remediation services.

Restatement

On May 24, 2012, the Audit Committee of the Company’s Board of Directors concluded that the Company’s presentation of sales of third party software assurance, maintenance and services should be on a net basis rather than a gross basis as previously reported.  Therefore, on May 31, 2012, the Company announced that it would restate its consolidated financial statements for the fiscal years ended March 31, 2010 and 2011, and the quarterly financial statements for the three quarters ended June 30, September 30, and December 31, 2011, and all of the quarters in the fiscal year ended March 31, 2011. The correction of this error has had no effect on the Company’s previously reported earnings, earnings per share, or consolidated statements of cash flows.  The restated results are presented in this release.  A more detailed description of the restatement will be included in the annual report on Form 10-K for the fiscal year ended March 31, 2012, to be filed with the Securities and Exchange Commission.

Quarterly Results

The Company manages its business in two segments, the technology sales business segment and the financing business segment. The technology sales business segment sells information technology equipment and software and related services primarily to corporate customers on a nationwide basis, and also provides Internet-based business-to-business supply chain management solutions for information technology and other operating resources. The financing business segment offers lease-financing solutions to corporations and governmental entities nationwide.

Technology Sales Business Segment

The results of operations for the technology sales business segment for the quarters ended March 31, 2012 and 2011 were as follows (in thousands):

	Quarter Ended March 31,
	2012	2011	Change
Sales of product and services	$209,823	$166,099	$43,724	26.3%
Fee and other income	1,662	1,915	(253)	(13.2%)
Total revenues	211,485	168,014	43,471	25.9%

Cost of sales, products and services	172,852	136,101	36,751	27.0%
Professional and other fees	3,669	4,098	(429)	(10.5%)
Salaries and benefits	23,003	20,309	2,694	13.3%
General and administrative	3,996	3,738	258	6.9%
Interest and financing costs	36	19	17	89.5%
Total costs and expenses	203,556	164,265	39,291	23.9%
Earnings before income taxes	$7,929	$3,749	$4,180	111.5%

Total revenues. Total revenues during the quarter ended March 31, 2012, were $211.5 million compared to $168.0 million during the quarter ended March 31, 2011, an increase of 25.9%. The increase in revenues was due to investments made over the last twelve months to improve our product and service offerings and expand our geographical footprint, the adoption of new revenue recognition guidance, and other increases primarily driven by customer demand.  On April 1, 2011, we implemented new revenue recognition guidance for multiple deliverable arrangements and recognized $16.1 million of revenues for the quarter ended March 31, 2012, for products that were delivered during the period that were sold together with services.  Prior to the adoption of this standard, we would have deferred the product revenue as well as the corresponding cost of product until the services were completed.

Total costs and expenses. Total costs and expenses for the quarter ended March 31, 2012, increased $39.3 million, or 23.9%, to $203.6 million.  These increases corresponded to the increases in cost of sales, products and services, salaries and benefits, and general and administrative expenses, partially offset by a reduction in professional and other fees.  The increase in cost of sales, products, and services was generally consistent with the increase in sales of products and services. Our gross margin on sales of products and services was 17.6% and 18.1% during the quarters ended March 31, 2012 and 2011, respectively. Our gross margin was affected by the mix between products and services, vendor incentives earned, competitive pricing pressures and the amount of sales required to be reported on a net basis versus a gross basis.

Professional and other fees totaled $3.7 million during the quarter ended March 31, 2012, a decrease of 10.5% from $4.1 million in the same period last year.  These decreases were primarily due to a reduction in fees incurred for the patent infringement case, which were $2.5 million and $3.7 million for the quarters ended March 31, 2012 and 2011, respectively.

Salaries and benefits expense increased 13.3% to $23.0 million during the quarter ended March 31, 2012. This increase was driven by increases in the number of employees and commission expenses.  Our technology sales business segment had 777 employees as of March 31, 2012, an increase of 115 from 662 at March 31, 2011.

General and administrative expenses increased $0.3 million, or 6.9% during the quarter ended March 31, 2012, partially due to the acquisitions of NCC Networks, VantiCore LLC, and Pacific Blue Micro in June 2011, January 2012 and February 2012, respectively, as well as higher travel and other expenses associated with the increase in sales and support personnel.

Segment earnings before taxes. As a result of the foregoing, segment earnings increased $4.2 million to $7.9 million for the quarter ended March 31, 2012.

Financing Business Segment

The results of operations for our financing business segment for the quarters ended March 31, 2012 and 2011 were as follows (in thousands):

	Quarter Ended March 31,
	2012	2011	Change
Financing revenue	$7,132	$7,566	$(434)	(5.7%)
Fee and other income	382	447	(65)	(14.5%)
Total revenues	7,514	8,013	(499)	(6.2%)

Direct lease costs	2,089	2,369	(280)	(11.8%)
Professional and other fees	357	349	8	2.3%
Salaries and benefits	2,573	1,827	746	40.8%
General and administrative	3,085	398	2,687	675.1%
Interest and financing costs	330	478	(148)	(31.0%)
Total costs and expenses	8,434	5,421	3,013	55.6%
Earnings before income taxes	$(920)	$2,592	$(3,512)	(135.5%)

Total revenues. Total revenues decreased by $0.5 million due to a decrease in earnings from our lease portfolio, which was due to decreases in our average rate of return. At March 31, 2012, we had $140.3 million of investments in notes receivable and leases and leased equipment, compared to $123.5 million at March 31, 2011.

Total costs and expenses. During the quarter ended March 31, 2012, total costs and expenses increased 55.6% to $8.4 million, due to increases in salaries and benefits and general and administrative expenses, offset by decreases in direct lease costs and interest and financing costs. The increase in general and administrative expenses was attributable to an increase in our reserve for credit losses of $2.9 million associated with one specific customer that recently filed for bankruptcy.

Segment earnings before tax. As a result of the foregoing, the financing segment had a pre-tax loss of $0.9 million for the quarter ended March 31, 2012, compared to earnings of $2.6 million for the same period last year.

Fiscal Year Results

Technology Sales Business Segment

The results of operations for the technology sales business segment for the years ended March 31, 2012 and 2011 were as follows (in thousands):

	Year Ended March 31,
	2012	2011	Change
Sales of product and services	$784,951	$672,303	$112,648	16.8%
Fee and other income	7,455	8,260	(805)	(9.7%)
Patent settlement income	-	125	(125)	(100.0%)
Total revenues	792,406	680,688	111,718	16.4%

Cost of sales, products and services	645,558	551,860	93,698	17.0%
Professional and other fees	10,283	14,014	(3,731)	(26.6%)
Salaries and benefits	88,321	74,706	13,615	18.2%
General and administrative	16,627	13,220	3,407	25.8%
Interest and financing costs	93	84	9	10.7%
Total costs and expenses	760,882	653,884	106,998	16.4%
Earnings before income taxes	$31,524	$26,804	$4,720	17.6%

Total revenues. Total revenues during the year ended March 31, 2012, were $792.4 million compared to $680.7 million during the year ended March 31, 2011, an increase of 16.4%, due to investments made over the last twelve months to improve our product and service offerings and expand our geographical footprint, and the adoption of the new revenue recognition guidance, and other increases primarily driven by customer demand. On April 1, 2011, we implemented new revenue recognition guidance for multiple deliverable arrangements and recognized $39.4 million of revenues for the year ended March 31, 2012, for products that were delivered during the period that were sold together with services.  Prior to the adoption of this standard, we would have deferred the product revenue as well as corresponding cost of product until the services were completed.

Total costs and expenses. Total costs and expenses for the year ended March 31, 2012, increased $107.0 million, or 16.4%, to $760.9 million due to increases in cost of sales, products and services, salaries and benefits, and general and administrative expenses, partially offset by a reduction in professional and other fees.  The increase in cost of sales, products, and services was consistent with the increase in sales of products and services. Our gross margin on sales of products and services was 17.8% and 17.9% for the years ended March 31, 2012 and 2011, respectively.

Professional and other fees totaled $10.3 million during the year ended March 31, 2012, a decrease of 26.6% from $14.0 million during the prior year.  These decreases were primarily due to a reduction in fees related to the patent infringement litigation, which were $6.0 million and $10.5 million for the years ended March 31, 2012 and 2011, respectively.

Salaries and benefits expense increased 18.2% to $88.3 million, compared to $74.7 million during the prior year. This increase was driven by increases in the number of employees and commission expenses. Our technology sales business segment had 777 employees as of March 31, 2012, an increase of 115 from 662 at March 31, 2011.

General and administrative expenses increased $3.4 million, or 25.8% during the year ended March 31, 2012, due to higher travel and other expenses from the acquisitions and the associated increase in sales and support personnel.

Segment earnings before taxes. As a result of the foregoing, segment earnings increased $4.7 million to $31.5 million for the year ended March 31, 2012.

Financing Business Segment

The results of operations for our financing business segment for the years ended March 31, 2012 and 2011 were as follows (in thousands):

	Year Ended March 31,
	2012	2011	Change
Financing revenue	$30,899	$35,367	$(4,468)	(12.6%)
Fee and other income	2,276	2,460	(184)	(7.5%)
Total revenues	33,175	37,827	(4,652)	(12.3%)

Direct lease costs	8,508	9,212	(704)	(7.6%)
Professional and other fees	1,461	1,369	92	6.7%
Salaries and benefits	9,947	9,541	406	4.3%
General and administrative	3,872	1,461	2,411	165.0%
Interest and financing costs	1,337	2,480	(1,143)	(46.1%)
Total costs and expenses	25,125	24,063	1,062	4.4%
Earnings before income taxes	$8,050	$13,764	$(5,714)	(41.5%)

Total revenues. Total revenues decreased by $4.7 million, due to decreases in financing revenue and fee and other income. The decrease in financing revenue was primarily driven by a decrease in earnings from our lease portfolio, which was primarily due to decreases in our portfolio average rate of return.  At March 31, 2012, we had $140.3 million of investments in notes receivable and leases and leased equipment, compared to $123.5 million at March 31, 2011.

Total costs and expenses. During the year ended March 31, 2012, total costs and expenses increased 4.4% to $25.1 million, due to increases in salaries and benefits and general and administrative expenses, offset by decreases in direct lease costs and interest and financing costs. The increase in general and administrative expenses was attributable to an increase in our reserve for credit losses of $2.9 million associated with one specific customer that recently filed for bankruptcy.

Segment earnings before tax. As a result of the foregoing, segment earnings decreased $5.7 million, or 41.5%, to $8.0 million for the year ended March 31, 2012.

Percentage changes stated throughout this press release are calculated based upon numbers from the Company’s consolidated financial statements (stated in thousands of dollars), not on the rounded numbers used herein.  Investors are encouraged to read the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012. Copies will be available via the Company’s Web site at http://www.eplus.com, the SEC’s Web site at http://www.sec.gov, or by contacting the Company.

Conference Call Information

The Company will host a conference call on Thursday, June 14, 2012 at 11:00 a.m.  Eastern Time to review and discuss the Company’s results for the fourth quarter and fiscal year 2012.  The call can be accessed live over the phone by dialing (877) 870-9226, or for international callers, (973) 890-8320. Passcode 84850464. A live webcast will be available via the Company’s investor relations Web site at http://www.eplus.com/investors.htm.

A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056, or for international callers, (404) 537-3406.  Passcode 84850464.  The replay will be available until June 21, 2012, and the webcast will also remain available for replay via the Company’s investor relations page of its Web site.

Forward-Looking Statements

Statements in this press release that are not historical facts may be deemed to be “forward-looking statements.”  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, possible adverse effects resulting from the recent financial crisis in the credit markets and general slowdown of the U.S. economy such as our current and potential customers delaying or reducing technology purchases, increasing credit risk associated with our customers and vendors, reduction of vendor incentive programs, the possibility of additional goodwill impairment charges, and restrictions on our access to capital necessary to fund our operations; our ability to design, improve or remediate, as necessary, internal controls to address identified issues; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to adapt to changes in the IT industry and/or rapid change in product standards; our ability to hire and retain sufficient personnel; our ability to realize our investment in leased equipment; our ability to protect our intellectual property; our ability to consummate and integrate acquisitions; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to reserve adequately for credit losses; the impact of competition in our markets; the possibility of defects in our products or catalog content data; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

About ePlus inc.

ePlus is a leading provider of technology solutions. ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering world-class IT products from top manufacturers, managed and professional services, flexible lease financing, proprietary software, and patented business methods and systems.  Founded in 1990, ePlus has more than 800 associates serving federal, state, municipal, and commercial customers nationally.  The Company is headquartered in Herndon, VA.  For more information, visit http://www.eplus.com/, call 888-482-1122, or email info@eplus.com.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  The names of other companies and products mentioned herein may be the trademarks of their respective owners.

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	As of March 31, 2012	As of March 31, 2011
ASSETS	(amounts in thousands)

Cash and cash equivalents	$33,778	$75,756
Short-term investments	7,396	-
Accounts receivable—net	174,599	121,771
Notes receivable—net	24,337	5,843
Inventories—net	23,514	9,062
Investment in leases and leased equipment—net	115,974	117,667
Property and equipment—net	2,086	1,817
Other assets	23,560	38,671
Goodwill	28,444	18,604
TOTAL ASSETS	$433,688	$389,191

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Accounts payable—equipment	$17,268	$7,250
Accounts payable—trade	26,719	14,821
Accounts payable—floor plan	85,911	63,845
Salaries and commissions payable	9,500	8,065
Accrued expenses and other liabilities	40,822	49,414
Recourse notes payable	1,727	-
Non-recourse notes payable	26,328	29,592
Deferred tax liability	5,786	4,227
Total Liabilities	214,061	177,214

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY

Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued or outstanding	-	-
Common stock, $.01 par value; 25,000,000 shares authorized; 12,692,224 issued and 7,999,895 outstanding at March 31, 2012 and 12,456,819 issued and 8,519,189 outstanding at March 31, 2011	127	125
Additional paid-in capital	93,545	89,792
Treasury stock, at cost, 4,692,329 and 3,937,630 shares, respectively	(65,416)	(45,998)
Retained earnings	190,906	167,539
Accumulated other comprehensive income—foreign currency translation adjustment	465	519
Total Stockholders' Equity	219,627	211,977
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$433,688	$389,191

ePlus inc. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
	Year Ended March 31,		Quarter Ended March 31,
	2012	2011 As restated	2012	2011 As restated

	(amounts in thousands, except shares and per share data)

Sales of product and services	$784,951	$672,303	$209,823	$166,099
Lease revenue	30,899	35,367	7,132	7,566
Fee and other income	9,731	10,720	2,044	2,362
Patent settlement income	-	125	-	-

TOTAL REVENUES	825,581	718,515	218,999	176,027

COSTS AND EXPENSES

Cost of sales, product and services	645,558	551,860	172,852	136,101
Direct lease costs	8,508	9,212	2,089	2,369
	654,066	561,072	174,941	138,470

Professional and other fees	11,744	15,383	4,026	4,447
Salaries and benefits	98,268	84,247	25,576	22,136
General and administrative expenses	20,499	14,681	7,081	4,136
Interest and financing costs	1,430	2,564	366	497
	131,941	116,875	37,049	31,216

TOTAL COSTS AND EXPENSES (1)	786,007	677,947	211,990	169,686

EARNINGS BEFORE PROVISION FOR INCOME TAXES	39,574	40,568	7,009	6,341

PROVISION FOR INCOME TAXES	16,207	16,841	3,152	2,785

NET EARNINGS	$23,367	$23,727	$3,857	$3,556

NET EARNINGS PER COMMON SHARE—BASIC	$2.92	$2.89	$0.50	$0.43
NET EARNINGS PER COMMON SHARE—DILUTED	$2.84	$2.82	$0.49	$0.42

WEIGHTED AVERAGE SHARES OUTSTANDING—BASIC	8,002,191	8,200,557	7,729,568	8,283,786
WEIGHTED AVERAGE SHARES OUTSTANDING—DILUTED	8,214,620	8,423,099	7,892,655	8,470,626

(1) Includes amounts to related parties of $482 thousand for the years ended March 31, 2011.